Exhibit 10.2

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”) and ATRICURE, INC., a Delaware corporation with its chief executive office located at 6217 Centre Park Drive, West Chester, Ohio 45069 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates in its entirety that certain Loan and Security Agreement, by and between Borrower and Bank, dated as of May 1, 2009, as amended by that certain Consent, Waiver and First Loan Modification Agreement, dated as of November 4, 2009, and as further amended by that certain Waiver and Second Loan Modification Agreement, dated as of March 26, 2010 (as amended, collectively, the “Prior Loan Agreement”). The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP unless provided otherwise herein. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Streamline Period. During certain periods of time (each, a “Streamline Period”), provided that the Streamline Requirements are all met, Borrower’s reporting requirements shall be reduced, and certain proceeds shall be deposited in Borrower’s operating account instead of being applied to the Advances, as set forth in other provisions of this Agreement. If at any time during any Streamline Period the Streamline Requirements are not met, the Streamline Period shall immediately cease to be effective, and any terms or conditions of this Agreement that are dependent upon the existence of a Streamline Period will immediately revert to the respective terms and conditions that are to be in force when a Streamline Period is not in effect, without the need for any further action on the part of Bank or Borrower. Further, if following the cessation of a Streamline Period the Streamline Requirements are thereafter satisfied for ninety (90) consecutive days, Borrower may elect to again put a Streamline Period into effect pursuant to the terms hereof by giving Bank at least ten (10) days prior written notice, specifying the date the Streamline Period is to begin. Thus, it is the intention of the parties that Borrower shall have the opportunity for successive Streamline Periods to apply when and to the extent the conditions thereto are satisfied.

(c) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line (as specified in the definition of Availability Amount). The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed the lesser of (A) One Million Dollars ($1,000,000), minus the sum of all amounts used for Cash Management Services, or (B) the lesser of Revolving Line or the Borrowing Base, minus the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services).

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent of the face amount of all such Letters of Credit to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following, in good faith, Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

2.1.3 [Reserved].

2.1.4 Cash Management Services Sublimit. Borrower may use the Revolving Line for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) One Million Dollars ($1,000,000), minus the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Term Loan.

(a) Payments. Borrower is obligated to the Bank for the Term Loan (as defined in the Prior Loan Agreement and defined herein as the “Term Loan”), made by Bank to Borrower pursuant to the Prior Loan Agreement. Borrower acknowledges that, as of the Effective Date, the outstanding principal amount of the Term Loan is approximately $3,972,200. Borrower acknowledges there is no additional availability under the Term Loan, and no other advances in respect of the Term Loan will be made hereunder. Borrower shall continue to pay, on the first day of each month, the Term Loan in equal monthly installments of principal of $180,555.56, plus accrued interest, and with a final payment of all remaining principal amounts outstanding under the Term Loan and accrued interest thereon on or before April 30, 2012 (the “Term Loan Maturity Date”). The Term Loan, when repaid, may not be reborrowed.

(b) Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest on the Term Loan and (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(c) Prepayment. All, but not less than all, of the Term Loan may be prepaid by the Borrower prior to the Term Loan Maturity Date, effective five (5) Business Days after written notice of such prepayment is given to Bank. Notwithstanding any such prepayment, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until terminated in accordance with Section 12.1. If such prepayment is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as a result of an Event of Default (including without limitation becoming due and payable as a result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a prepayment fee in an amount equal to the Make Whole Premium; provided that no Make Whole Premium fee shall be charged if the credit facility hereunder is replaced with a new facility from the Bank. Upon payment in full of the Obligations which are then due and payable and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services); plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount of Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate based on Borrower’s Adjusted Quick Ratio (and the existence or non-existence of an Event of Default) as set forth below, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

Adjusted Quick Ratio as of the end of a month and Event of Default status	Interest Rate

Greater than or equal to 2.00:1.00, and no Event of Default has occurred and is continuing	One percentage point (1.00%) above the Base Rate (the “First Tier Rate”)

Greater than or equal to 1.50:1.00, but less than 2.00:1.00, and no Event of Default has occurred and is continuing	One and one-half percentage points (1.50%) above the Base Rate (the “Second Tier Rate”)

Less than 1.50:1.00, or an Event of Default has occurred and is continuing	Two percentage points (2.00%) above the Base Rate (the “Regular Rate”)

The rate in effect as of the Effective Date is the Second Tier Rate. Changes in the interest rate based on the Borrower’s Adjusted Quick Ratio as provided above shall go into effect as of the first day of the month following the month in which Borrower’s financial statements are received by Bank. If, based on the Adjusted Quick Ratio as shown in Borrower’s financial statements, there is to be an increase in the interest rate, the interest rate increase may be put into effect by Bank as of the first day of the month following the month in which Borrower’s financial statements were due, even if the delivery of the financial statements is delayed. The Regular Rate shall go into effect immediately upon the occurrence and during the continuance of an Event of Default unless Bank otherwise elects from time to time in its sole discretion to delay its effect or impose a smaller increase.

(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to ten percent (10.00%), which interest shall be payable monthly in accordance with Section 2.3(f) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received on or before 12:00 p.m. Pacific time on any Business Day shall be deemed received on such Business Day and all payments received after 12:00 noon Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Advance is outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank other than Payments in the form of electronic wire or ACH transfers in immediately available funds. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4 Fees. Borrower shall pay to Bank:

(a) EXIM Loan Agreement Commitment Fee. A fully earned, non refundable EXIM Loan Agreement commitment fee of Sixteen Thousand Three Hundred Fifty Dollars ($16,350), payable on the Effective Date;

(b) Anniversary Fee. A fully-earned, non-refundable anniversary fee of Fifty Thousand Dollars ($50,000), payable on the second anniversary of the Prior Effective Date;

(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(d) Termination Fee. Subject to the terms of Section 2.1.5(c) with respect to the Term Loan and Section 12.1 with respect to the Revolving Line, a termination fee;

(e) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the Revolving Line. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus all amounts outstanding with respect to Cash Management Services. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(f) Collateral Monitoring Fee. A collateral monitoring fee of One Thousand Dollars ($1,000) for each month during which the Streamline Period is not in effect for the entire month and of Five Hundred Dollars ($500) for each month during which the Streamline Period is in effect for the entire month, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); and

(g) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due. Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension under this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreements, if any;

(c) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware, together with certificates of foreign qualification from each state in which Borrower is so qualified, in each case dated as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) duly executed original signatures to the Secretary’s Certificate with completed Borrowing Resolutions for Borrower;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension under this Agreement, will be terminated or released;

(f) [Reserved];

(g) a legal opinion of Borrower’s counsel, in form and substance acceptable to Bank, in its reasonable discretion, dated as of the Effective Date together with the duly executed original signature thereto;

(h) evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(i) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s reasonable discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement), in each case, to the extent that a security interest in such Collateral can be perfected pursuant to Article 9 or 8 of the Code. If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this Agreement only with respect to Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles (as such terms are defined in the EXIM Loan Agreement) is subject to and subordinate to the security interest granted to Bank in the EXIM Loan Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, which is not otherwise permitted by the terms hereof, whether by Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization; Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has, in connection with the Prior Effective Date, delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries remains accurate and complete (it being understood and agreed that Borrower may have and may continue to, from time to time, update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) and except for filing requirements expressly contemplated by the terms hereof, including the filing of financing statements or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate, or as otherwise permitted in Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Except as otherwise specified in written notice from Borrower to Bank, no material amount of Inventory is other than, in all material respects, of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate and in the Compliance Certificates provided from time to time, Borrower is not a party to, nor is it bound by, any material Restricted License.

5.3 Accounts Receivable; Inventory. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. If an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

For any item of Inventory consisting of “Eligible Inventory” in any Borrowing Base Certificate, such Inventory (a) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is subject to the first priority Liens granted or in favor of Bank under this Agreement and the other Loan Documents and is not subject to any other liens except for any other Permitted Liens; and (e) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 7.2).

5.4 Litigation. Except as otherwise specified in the Perfection Certificate or reported pursuant to Section 6.2(k), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Fifty Thousand Dollars ($50,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time.

5.5 Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent the failure to obtain or make any approval or filing could not reasonably be expected to have a material adverse effect on Borrower’s or any Subsidiary’s business.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions.

(a) Except as otherwise permitted by this Section 5.9, Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (i) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (iii) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.

(b) Except as otherwise described on Schedule 5.9, Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which resulted or could reasonably be expected to result in any liability of Borrower which, when aggregated with all such actual and expected liabilities (including without duplication any liabilities described in Section 6.5(b) or 7.10(c)) other than the liability described on Schedule 5.9, exceeds Fifty Thousand Dollars ($50,000) (including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency).

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank than Bank shall request.

6.2 Financial Statements, Reports, Certificates.

(a) a Transaction Report (and any schedules related thereto) (y) weekly and at the time of each request for an Advance if a Streamline Period is not in effect or an Event of Default has occurred and is continuing and (z) within fifteen (15) days after the end of each month if a Streamline Period is in effect and no Event of Default has occurred and is continuing;

(b) within fifteen (15) days after the end of each month, (A) monthly accounts receivable agings (including, without limitation, accounts receivable agings for accounts receivable used in determining EXIM Loans), aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger, and (D) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment;

(c) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement (subject to any existing Defaults or Events of Default, which Borrower shall describe in the Compliance Certificate), and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e) (vi) within fifteen (15) days after the end of each fiscal quarter of the Borrower, (i) copies of actual invoices of at least ten percent (10%) of the quarter-end accounts receivable aging balance; and (ii) copies of at least ten percent (10%) of the previous quarter’s export orders (if any);

(f) prior to the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and

(g) as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion.

(h) [Reserved];

(i) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt, except to the extent that the foregoing have been filed with the SEC and are publicly available within such time frame;

(j) prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(k) prompt report of any legal action pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of more than Fifty Thousand Dollars ($50,000), individually, or more than Two Hundred Fifty Thousand Dollars ($250,000) when aggregated with all other legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that have not previously been disclosed to Bank pursuant to the Perfection Certificate or other written report; and

(l) other financial information reasonably requested by Bank.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims involving $50,000 or more relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to an account maintained with Bank to be applied (i) prior to an Event of Default, to the Revolving Line pursuant to the terms of Section 2.5(b) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided, however, during a Streamline Period, provided no Event of Default has occurred and is continuing, such payments and proceeds shall be transferred to an account of Borrower maintained at Bank.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall promptly notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Bank or Bank’s agent.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (1) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (2) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty Five Thousand Dollars ($25,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will maintain all proceeds of Collateral in an account maintained with Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions; Withholding. (a) Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and (b) except as otherwise described on Schedule 5.9, pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, except to the extent that any failure to pay any such amount results in or is reasonably likely to result in any liability of Borrower which, when aggregated with all such actual and expected liabilities (including without duplication any liabilities described in Section 5.9(b) or 7.10(c)) other than the liability described on Schedule 5.9, does not exceed Fifty Thousand Dollars ($50,000).

6.6 Access to Collateral; Books and Records. At reasonable times, on three (3) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than twice in each 12-month period unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Fifty Thousand Dollars ($50,000) with respect to any loss, but not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain all of its and all of its Subsidiaries’, if any, depository, operating accounts and securities accounts which are maintained in the United States (including, without limitation, any such account which is maintained with a United States branch of a foreign institution) with Bank and Bank’s affiliates with all excess funds maintained at or invested through Bank or an affiliate of Bank.

(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains within the United States (including, without limitation, any such account which is maintained with a United States branch of a foreign institution), Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9 Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Minimum Adjusted Quick Ratio. An Adjusted Quick Ratio of at least 1.1 to 1.0 at all times, it being understood that Quarter-end Advances shall be excluded from the foregoing calculation; provided, however, that the foregoing Adjusted Quick Ratio covenant will no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), for any period commencing on the date that Borrower provides Bank evidence satisfactory to Bank, in its reasonable discretion, that Borrower has achieved a Fixed Charge Coverage Ratio, measured on a trailing twelve month basis, as of the last day of each of the immediately preceding four consecutive fiscal quarters of greater than 1.50:1.00 (the “FCCR Triggering Event”).

(b) Maximum Capital Expenditures. Not contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount in excess of Three Million Seven Hundred Ninety Thousand Dollars ($3,790,000) for Borrower’s fiscal year ending December 31, 2010, and an amount for each of Borrower’s fiscal years ending thereafter as Borrower and Bank shall agree; provided that if Borrower and Bank fail to agree on the amount with respect to any such year, such amount shall be deemed to be Three Million Seven Hundred Ninety Thousand Dollars ($3,790,000) for such year; provided, further, that for each fiscal year, any Capital Expenditure amount not used by the last day of the respective fiscal year shall be added to the permitted Capital Expenditure amount for the next succeeding fiscal year.

(c) Minimum Fixed Charge Coverage Ratio. Achieve, measured on a trailing twelve month basis, as of the last day of each monthly period, a Fixed Charge Coverage Ratio of not less than 1.50:1.00; provided, however, that until the occurrence of the FCCR Triggering Event described in Section 6.9(a) above, the Fixed Charge Coverage Ratio shall be measured solely to determine whether the FCCR Triggering Event has occurred and shall not be deemed a covenant; provided further, that upon the occurrence of the FCCR Triggering Event, the Adjusted Quick Ratio covenant contained in Section 6.9(a) shall no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), and achievement of the Fixed Charge Coverage Ratio of not less than 1.50:1.00 (tested monthly, on a trailing twelve month basis as of the last day of each monthly period), shall thereafter be required.

(d) Minimum EBITDA. Achieve, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA of at least the following minimum amounts for the months ending during the following periods (amounts in parentheses below represent negative numbers):

Period	Minimum EBITDA

March 1, 2010 through and including December 31, 2010	($2,500,000)

January 1, 2011 and thereafter	An amount as Borrower and Bank may agree

; provided, however, that in the event Bank and Borrower have not agreed upon such amounts for 2011 and thereafter on or before January 31, 2011, the minimum EBITDA covenant shall remain negative Two Million Five Hundred Thousand Dollars ($2,500,000) and continue to be measured as of the end of each month for the trailing six-month period ending as of the end of such month, until such time as Bank and Borrower have agreed upon such amounts.

6.10 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall provide written notice thereof to Bank as part of the Compliance Certificate required to be provided to Bank pursuant to Section 6.2 with respect to the last month of the then current fiscal quarter and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an amendment to the IP Agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such amendment to IP Agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. As part of the Compliance Certificate required to be provided to Bank pursuant to Section 6.2 with respect to the last month of the current fiscal quarter, Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works.

(c) Provide written notice to Bank in each Compliance Certificate of any material Restrictive License that Borrower has entered into or become bound by since the period covered by the last Compliance Certificate (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as are commercially reasonable to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent after taking such commercially reasonable steps shall not limit the ability of Borrower to enter into such license.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records (subject to (i) any written agreement binding upon Borrower prohibiting Borrower from disclosing any information of third parties and (ii) attorney-client privilege of Borrower) to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Pledge of Stock of AtriCure Europe B.V. At the request of Bank, in its sole discretion, Borrower shall enter into a pledge agreement with Bank, in form and substance acceptable to Bank, pledging to Bank shares evidencing ownership of 65% of the outstanding stock of AtriCure Europe B.V. and cause such pledge agreement to be notarized and enforceable in accordance with the laws of the Netherlands.

6.13 Creation/Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and, at Bank’s request, in its sole discretion, take all such action as may be reasonably required by Bank to cause each such Subsidiary to either (a) other than in the case of a Foreign Subsidiary, in Bank’s sole discretion, become a co-Borrower or guarantor under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); or (b) subject to the Collateral limitations with respect to Foreign Subsidiaries, Borrower shall grant and pledge to Bank a perfected security interest in up to 65% of the stock, units or other evidence of ownership of each Subsidiary.

6.14 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory (including generators/capital equipment pursuant to leases by Borrower as lessor) in the ordinary course of business, provided that Borrower shall not lease (as lessor) more than One Hundred Thousand Dollars ($100,000) book value of Inventory (including generators/capital equipment) per fiscal year and shall not lease any Inventory (including generators/capital equipment that is leased by Borrower as lessor) which is subject to a Lien other than that of Bank or is leased by Borrower as lessee; (b) of worn-out or obsolete Equipment or Intellectual Property that is no longer useful or economically practicable to maintain, provided in each case that no Event of Default has occurred and is continuing; and (c) consisting of Permitted Liens and Permitted Investments.

7.2 Changes in Business, Management, Ownership or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) permit the existing Chief Executive Officer or Chief Financial Officer of the Borrower to cease to hold such position unless replaced within thirty (30) days with a person reasonably acceptable to Bank; or (ii) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) maintain any of the Collateral other than at a location of Borrower, pursuant to leases allowed by Section 7.1, or as set forth below in this Section 7.2.

Borrower shall not deliver to any bailee any portion of the Collateral, except that Borrower may deliver (x) Inventory to a bailee for sterilization in an aggregate amount outstanding at any one time for such bailee not exceeding Five Hundred Thousand Dollars ($500,000) (gross book value), (y) molds to bailees who use the molds to fabricate Inventory for Borrower in an aggregate amount outstanding at any one time for all such bailees not exceeding Two Hundred Fifty Thousand Dollars ($250,000) (gross book value), and (z) other Inventory or Equipment to bailees in an aggregate amount outstanding at any one time for all such bailees not exceeding Three Hundred Fifty Thousand Dollars ($350,000) (gross book value). If Borrower intends to deliver any portion of the Collateral to a bailee in an amount in excess of what is allowed pursuant to the foregoing sentence, Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank. Borrower may maintain small amounts of “trunk stock” with Borrower’s sales representatives and may maintain with any customer of Borrower (y) up to One Hundred Fifty Thousand Dollars ($150,000) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s generators/capital equipment and (z) up to Fifty Thousand Dollars ($50,000) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s disposable products on consignment to such customer.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for (a) any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or (b) any Indebtedness to any officer, director or shareholder of Borrower unless such officer, director or shareholder subordinates such Indebtedness to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and such officer, director or shareholder), on terms acceptable to Bank; provided, however, the DOJ Obligations shall constitute Permitted Indebtedness hereunder, and the regularly scheduled payment thereof shall be permitted, only to the extent such DOJ Obligations remain unsecured and free and clear of any and all Liens or encumbrances, whether consensual, contractual, involuntary, statutory or otherwise, other than the right of set-off retained against any amounts due and owing to the Borrower by the Department of Justice or other agencies or instrumentalities of the United States of America.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year; and (iv) Borrower may institute a stock repurchase program pursuant to which it repurchases outstanding shares of Borrower’s common stock so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to such repurchase and provided that the aggregate of all such repurchases does not exceed $500,000; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or (except as has already occurred and is described on Schedule 5.9 hereto) permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which results or could reasonably be expected to result in any liability of Borrower which, when aggregated with all such actual and expected liabilities (including without duplication any liabilities described in Section 5.9(b) or 6.5(b)) other than the liability described on Schedule 5.9, exceeds $50,000, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan Maturity Date, as applicable). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10(c) or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000); (b) any default by Borrower or Guarantor which (without limitation on the generality of Section 8.3) constitutes a Material Adverse ‘Change; or (c) any default by Guarantor, the result of which could have a material adverse effect on such Guarantor’s business;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect; any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; a default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any such subordination, intercreditor, or other similar agreement;

8.10 Exim Default. After the effective date of the EXIM Loan Agreement, the occurrence of an Event of Default under the EXIM Agreement.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to 105% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; provided, however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all Letters of Credit remaining undrawn shall automatically become effective without any action by Bank;

(d) [Reserved];

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, being coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity.

Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower	AtriCure, Inc.
6217 Centre Park Drive
West Chester, Ohio 45069
Attn: Julie A. Piton
Fax: (513) 644-1315
Email: jpiton@atricure.com

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, Colorado 80021
Attn: Adam Glick
Fax: (303) 469-9088
Email: aglick@svb.com:

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: cstavros@riemerlaw.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until terminated in accordance with this Section 12.1. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as a result of an Event of Default (including without limitation becoming due and payable as a result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, (i) a termination fee in an amount equal to three percent (3.00%) of the Revolving Line (i.e. Three Hundred Thousand Dollars ($300,000)); if termination occurs on or before the first anniversary of the Prior Effective Date; (ii) two percent (2.00%) of the Revolving Line (i.e. Two Hundred Thousand Dollars ($200,000)) if termination occurs after the first anniversary of the Prior Effective Date and on or before the second anniversary of the Prior Effective Date; and (iii) one percent (1.00%) of the Revolving Line (i.e. One Hundred Thousand Dollars ($100,000) if termination occurs after the second anniversary of the Prior Effective Date and before the Revolving Line Maturity Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of the Bank. Upon payment in full of the Obligations which are then due and payable and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, prior the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to an operating company which is a direct competitor of Borrower.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain (other than as a result of a disclosure by the Bank) or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations in accordance with Section 9.4. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.14 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.18 Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts. Both this Agreement and the Borrower Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Borrower Agreement are cumulative. The term “Obligations” as used in this Agreement and in the Borrower Agreement shall include without limitation the obligation to pay when due all loans made pursuant to the Borrower Agreement (the “Exim Loans”) and all interest thereon and the obligation to pay when due all Advances made pursuant to the terms of this Agreement and all interest thereon. Without limiting the generality of the foregoing, the security interest granted herein covering all “Collateral” as defined in this Agreement and as defined in the Borrower Agreement shall secure all Exim Loans and all Advances and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute a default under the Borrower Agreement, and any default under the Borrower Agreement shall also constitute an Event of Default under this

Agreement. In the event Bank assigns its rights under this Agreement and/or under any note evidencing Exim Loans and/or its rights under the Borrower Agreement and/or under any note evidencing Advances, to any third party, including, without limitation, the Exim Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Borrower Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” is the ratio of (a) Borrower’s unrestricted cash and unrestricted Cash Equivalents held with Bank and Bank’s Affiliates plus Borrower’s Eligible Accounts, divided by (b) Borrower’s Current Liabilities (including any amounts used for Cash Management Services and the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and excluding any Quarter-end Advances) minus the current portion of Deferred Revenue (for purposes of clarity, the parties acknowledge that (i) Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien; (ii) any account receivable established with respect to expected insurance proceeds in an amount of up to Two Million Dollars ($2,000,000) associated with the settlement of a class action lawsuit by purchasers of Borrower’s common stock related to alleged securities law violations shall not be considered an “Eligible Account”; (iii) commencing June 1, 2010, any additional account receivable established with respect to expected insurance proceeds in an amount of up to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) associated with the settlement of a subsequent class action lawsuit (exclusive of the lawsuit described in clause (ii) above) by purchasers of Borrower’s common stock related to alleged securities law violations shall not be considered an “Eligible Account”; and (iv) principal payments and interest on the DOJ Obligations shall be excluded from the calculation of the Adjusted Quick Ratio).

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus without duplication (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (c) any amounts used for Cash Management Services, and minus (d) the outstanding principal balance of any Advances. The aggregate amount of all Advances (including, without limitation, the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any amounts used for Cash Management Services) under this Agreement outstanding at any time together with all Credit Extensions made pursuant to the EXIM Loan Agreement outstanding at any time shall not exceed Ten Million Dollars ($10,000,000).

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Base Rate” is the greater of the Prime Rate or 4.0% per annum.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower Agreement” is defined in Section 2.7 of the EXIM Loan Agreement.

“Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts plus (b) the lesser of forty percent (40%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or Two Million Dollars ($2,000,000), as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing amount and/or percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Collateral.

“Borrowing Base Certificate” is that certain certificate included within each Transaction Report.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other appropriate body and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, plus (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets or the capital stock of any other Person.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, EXIM Loan, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year; provided, however, Current Liabilities shall not include (a) principal or interest on the DOJ Obligations to the extent such amounts would otherwise constitute Current Liabilities or (b) up to Two Million Dollars ($2,000,000) of liability associated with the settlement of a class action lawsuit by purchasers of Borrower’s common stock related to alleged securities law violations, but only to the extent that Borrower maintains an account receivable in respect of insurance proceeds relating to such settlement in the same amount or (c) up to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) of liability associated with the settlement of a class action lawsuit by purchasers of Borrower’s common stock related to alleged securities law violations, but only to the extent that Borrower maintains an account receivable in respect of insurance proceeds relating to such settlement in the same amount.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300640389, maintained with Bank.

“DOJ Obligations” is unsecured payment obligations that may be incurred by Borrower, which may become due and payable pursuant to a settlement agreement by and between the Department of Justice and the Borrower, payable in accordance with the scheduled terms of and in a maximum amount of principal and interest not to exceed the proposed payment schedule previously provided by Borrower to Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) to the extent deducted in the calculation of Net Income, income tax expense, plus (e) to the extent deducted in the calculation of Net Income, non-cash charges including non-cash equity compensation plus (f) to the extent deducted from the calculation of Net Income, principal and interest on the DOJ Obligations.

“Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date upon notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith business judgment, the following (“Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within ninety (90) days of invoice date;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada;

(f) Accounts billed and/or payable outside of the United States (sometimes called foreign invoiced accounts);

(g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts give to Account Debtors in the ordinary course of its business ;

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o) Accounts for which the Account Debtor has not been invoiced;

(p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(r) Accounts arising from chargebacks, debit memos or others payment deductions taken by an Account Debtor, but only to the extent of such chargebacks or deductions;

(s) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(w) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is subject to the first priority Liens granted in favor of Bank under this Agreement or any of the other Loan Documents and is not subject to any other Lien other than Permitted Liens; (e) is located at Borrower’s principal place of business (or any location permitted under Section 5.2 and, in any event, subject to a landlord’s consent or bailee waiver, as applicable, in form and substance acceptable to Bank, in its reasonable discretion); and (f) is otherwise acceptable to Bank in its good faith business judgment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“EXIM Bank” is the Export-Import Bank of the United States.

“EXIM Guaranty” is that certain EXIM Bank Working Capital Guaranty Program Master Guaranty Agreement, by and between Bank and EXIM Bank, dated as of November 1, 2005.

“EXIM Loan Agreement” is that certain Export-Import Bank Loan and Security Agreement, by and between Borrower and Bank, dated as of the date hereof.

“EXIM Loan Documents is the EXIM Loan Agreement, together with related documents executed in conjunction therewith.

“EXIM Loans” is defined in Section 12.18.

“FCCR Triggering Event” is defined in Section 6.9(a).

“First Tier Rate” is defined in Section 2.3(a).

“Fixed Charge Coverage Ratio” means a ratio of (a) EBITDA, minus cash income taxes paid, and minus unfinanced Capital Expenditures, divided by (b) the sum of (i) current portion of long term debt (other than DOJ Obligations, to the extent included in the calculation of the current portion of long term debt), plus (ii) cash Interest Expense paid (other than Interest Expense on the DOJ Obligations, to the extent included in the calculation of Interest Expense).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of May 1, 2009, as amended from time to time.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the EXIM Loan Agreement, the Borrower Agreement, the Perfection Certificate, the IP Agreement, any Subordination Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Make Whole Event Date” shall mean (a) in the case of a voluntary Term Loan prepayment, the date of such prepayment, and (b) in the case of all or a portion of the Term Loan becoming due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, the date such amount of the Term Loan has become due and payable according to the terms hereof.

“Make Whole Premium” is an amount equal to 3% of the Term Loan Amount if the Make Whole Event Date occurs on or before the first anniversary of the Prior Effective Date; 2% of the Term Loan Amount if the Make Whole Event Date occurs after the first anniversary of the Prior Effective Date but on or before the second anniversary of the Prior Effective Date; and 1% of Term Loan Amount if the Make Whole Event Date occurs after the second anniversary of the Prior Effective Date but before the Term Loan Maturity Date.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum Eligibility Requirements” is defined in the defined term “Eligible Accounts”.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), exclusive of any extraordinary gains, after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness of Borrower to any Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to Borrower that, when aggregated with Investments of Borrower in Subsidiaries that are permitted pursuant to the definition of “Permitted Investments” hereunder, does not exceed Seven Million Dollars ($7,000,000) in the aggregate for all Subsidiaries (net of repayments by the Subsidiaries to Borrower) and Indebtedness of any Subsidiary to any other Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h) Indebtedness under hedging obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes, and in an aggregate notational value at any time outstanding not exceeding an amount equal to fifty percent (50%) of the then outstanding principal balance of the Term Loan;

(i) other Indebtedness of Foreign Subsidiaries not otherwise permitted under this definition in an aggregate amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding (for purposes of clarity, the parties acknowledge that this is Permitted Indebtedness of Foreign Subsidiaries and not Permitted Indebtedness of Borrower);

(j) other Indebtedness not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time;

(k) Contingent Obligations of Borrower relating to, and not exceeding the amount of, the Indebtedness of any Subsidiary allowed pursuant to clause (i) above;

(l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) and (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(m) subject to the terms and conditions contained herein, including, without limitation, Section 7.4 hereof, the DOJ Obligations.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) (i) Investments consisting of Cash Equivalents, and (ii) Investments approved by Borrower’s board of directors or otherwise pursuant to a Board-approved investment policy;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments (i) by Borrower in Subsidiaries that, when aggregated with Indebtedness of Subsidiaries to Borrower that is permitted pursuant to the definition of “Permitted Indebtedness” hereunder, do not exceed Nine Million Dollars ($9,000,000) (or the Dollar equivalent thereof) in the aggregate for all Subsidiaries (net of repayment by the Subsidiaries to Borrower) and (ii) by Subsidiaries in Borrower;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) Investments consisting of hedging obligations permitted by clause (h) of the definition of “Permitted Indebtedness” hereunder; and

(k) other Investments not otherwise permitted by Section 7.7 not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents, including Liens in favor of the Export-Import Bank of the United States arising under the Borrower Agreement;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens or capital leases (for which Borrower is the lessee) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with (i) Borrower’s foreign deposit and/or foreign securities accounts held at such institutions outside of the United States, and (ii) any Collateral Account of Borrower that is allowed to be maintained with such institution under the terms of this Agreement provided that the Lien only secures Borrower’s obligations to the institution for fees and expenses related to the maintenance of the account or for standard banking charges to the account (e.g. for bounced checks) and that the Bank has a perfected security interest in the amounts held in the Collateral Account;

(k) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, on or with respect to any real property, in each case whether now or hereafter in existence; and

(1) Liens securing Indebtedness permitted under clause (i) of the definition of “Permitted Indebtedness” hereunder, provided that none of the property subject to such Liens constitutes Collateral.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prior Effective Date” is May 1, 2009.

“Prior Loan Agreement” is defined in the preamble.

“Quarter-end Advances” are Advances made within five (5) days of March 31, June 30, September 30 and December 31 of each fiscal year that are (i) used by Borrower for quarter-end purposes and (ii) repaid in full by Borrower no later than five (5) day after the beginning of the immediately succeeding fiscal quarter of Borrower.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regular Rate” is defined in Section 2.3(a).

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount not to exceed Ten Million Dollars ($10,000,000).

“Revolving Line Maturity Date” is April 30, 2012.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority

“Second Tier Rate” is defined in Section 2.3(a).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Streamline Period” is defined in Section 2.1.1(b).

“Streamline Requirements” are, as of any date, all of the following: (a) no Default or Event of Default exists; and (b) Borrower has an aggregate of unrestricted cash and Cash Equivalents held at Bank and Bank’s Affiliates of greater than the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services but excluding any outstanding Quarter-end Advances), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (c) the amount outstanding under the Term Loan.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

“Term Loan Amount” is an aggregate amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000) outstanding at any time.

“Term Loan Maturity Date” is defined in Section 2.1.5(a).

“Term Loan Payment” is defined in Section 2.1.5(a).

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is the Bank’s standard reporting package provided by Bank to Borrower.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(e).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:	BANK:

ATRICURE, INC.	SILICON VALLEY BANK

By:	By:
Name:	Name:
Title:	Title:

Effective Date: September     , 2010

EXHIBIT A

Collateral Description

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM: ATRICURE, INC.

The undersigned authorized officer of AtriCure, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Transaction Reports	Non-Streamline: Weekly; Streamline: monthly within 15 days	Yes No

Monthly payable & receivable items, check registers, general ledger, & reconciliations	Monthly within 15 days	Yes No

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 120 days	Yes No

Annual budgets and projections	Prior to FYE	Yes No

Financial Covenants	Required	Actual		Complies

Maintain on a Monthly Basis:

Minimum Adjusted Quick Ratio (when required)	1.1:1.0		:1.0	Yes No

Maximum Capital Expenditures	*	$		Yes No

Minimum Fixed Charge Coverage Ratio (when required)	1.5:1.0		:1.0	Yes No

Minimum EBITDA	*	$		Yes No

*	See Loan Agreement

Performance Pricing		Applies

Adjusted Quick Ratio:

greater or equal to 2 to 1	First Tier Rate	Yes No

greater or equal to 1.5 to 1, but less than 2 to 1	Second Tier Rate	Yes No

Less than 1.5 to 1, or Event of Default exists	Regular Rate	Yes No

Streamline Period

Streamline Requirement Met?	See Loan Agreement	Yes No

Borrower is party to, or bound by, the following material Restricted Licenses that were not previously noted in the Perfection Certificate or a prior Compliance Certificate:

.

Borrower intends to register the following copyrights or mask works with the United States Copyright Office that were not previously noted in a prior Compliance Certificate:

.

Borrower has (i) obtained the following Patents, registered Trademarks, registered Copyrights, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, and (ii) applied for the following Patents and the registration of the following Trademarks; in each case, that were not previously noted in the Perfection Certificate or a prior Compliance Certificate (to be reported on as part of the Compliance Certificate due following the last month of each fiscal quarter):

                                                                                                                                                                    .

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ATRICURE, INC.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Minimum Adjusted Quick Ratio (Section 6.9(a))

Required: Maintain an Adjusted Quick Ratio of at least 1.1 to 1.0 at all times, it being understood that Quarter-end Advances shall be excluded from the foregoing calculation; provided, however, that the foregoing Adjusted Quick Ratio covenant will no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), for any period commencing on the date that Borrower provides Bank evidence satisfactory to Bank, in its reasonable discretion, that Borrower has achieved a Fixed Charge Coverage Ratio, measured on a trailing twelve month basis, as of the last day of each of the immediately preceding four consecutive fiscal quarters of greater than 1.50:1.00 (the “FCCR Triggering Event”).

Actual:

A.	Borrower’s unrestricted cash (and Cash Equivalents) held with Bank and its Affiliates	$

B.	Borrower’s Eligible Accounts (excluding any account receivable established with respect to expected insurance proceeds in an amount of up to Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) associated with the settlement of two (2) class action lawsuits)	$

C.	Line A plus line B	$

D.	Borrower’s Current Liabilities (including any amounts used for Cash Management Services and the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), but excluding the amount of principal or interest on the DOJ Obligations and excluding up to Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) of liability associated with the settlement of two (2) class action lawsuits, but only to the extent that Borrower maintains an account receivable in respect of insurance proceeds relating to such settlement in the same amount)	$

E.	The current portion of Deferred Revenue	$

F.	Line D minus line E	$

G.	Adjusted Quick Ratio (line C divided by line F)	:1.00

Is line G greater than or equal to 1.10:1.00?

No, not in compliance	Yes, in compliance

II.	Maximum Capital Expenditures (Section 6.9(b))

Required: not to exceed per fiscal year the limits provided for in Section 6.9(b) of the Loan Agreement

Actual:

A.	Capital expenditure limit provided for in Section 6.9(b) (including any prior-year rollover amount)	$

B.	Capital expenditures for fiscal year	$

C.	Line A minus line B	$

Is line C greater than or equal to zero?

No, not in compliance	Yes, in compliance

III.	Minimum Fixed Charge Coverage Ratio (Section 6.9(c))

Required: Achieve, measured on a trailing twelve month basis, as of the last day of each monthly period, a Fixed Charge Coverage Ratio of not less than 1.50:1.00; provided, however, that until the occurrence of the FCCR Triggering Event described in Section 6.9(a) above, the Fixed Charge Coverage Ratio shall be measured solely to determine whether the FCCR Triggering Event has occurred and shall not be deemed a covenant; provided further, that upon the occurrence of the FCCR Triggering Event, the Adjusted Quick Ratio covenant contained in Section 6.9(a) shall no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), and achievement of the Fixed Charge Coverage Ratio of not less than 1.50:1.00 (tested monthly, on a trailing twelve month basis as of the last day of each monthly period), shall thereafter be required

Actual:

A.	EBITDA (as defined in the Loan Agreement)	$

B.	Cash income taxes paid	$

C.	Unfinanced Capital Expenditures	$

D.	Line A minus line B minus line C	$

E.	Current portion of long term debt, other than DOJ Obligations to the extent included in the calculation of the current portion of long term debt	$

F.	Interest Expense, other than Interest Expense on the DOJ Obligations, to the extent included in the calculation of Interest Expense	$

G	Line E plus line F	$

H.	Fixed Charge Coverage Ratio (line D divided by line G)		:1.00

Is line H greater than or equal to 1.50:1.00?

No, not in compliance	Yes, in compliance

IV.	Minimum EBITDA (Section 6.9(d))

Required: equal to or greater than the amounts set forth in Section 6.9(d) of the Loan Agreement

Actual:

A.	EBITDA (as defined in the Loan Agreement)	$

B.	Minimum required per Section 6.9(d)	$

C.	Line A minus line B	$

Is line C greater than or equal to zero?

No, not in compliance	Yes, in compliance

1